Plum Creek Timber Company, Inc.
999 Third Avenue
Suite 2300
Seattle, Washington  98104
206 467 3600

Contact:	John Hobbs
Director, Investor Relations
1-800-858-5347
www.plumcreek.com

PLUM CREEK TIMBER COMPANY, INC. REPORTS
RESULTS FOR SECOND QUARTER AND SIX MONTHS 2003

        SEATTLE, WASHINGTON – July 21, 2003 — Plum Creek Timber Company, Inc. (NYSE: PCL) today announced second quarter earnings of $58 million, or $0.31 per diluted share, on revenues of $318 million. Earnings for the second quarter 2002 were $53 million, or $0.29 per diluted share, on revenues of $271 million. Earnings for the first six months of 2003 were $91 million, or $0.49 per diluted share, on revenues of $591 million. Earnings for the first six months of 2002 were $109 million, or $0.59 per diluted share, on revenues of $546 million.

        Cash provided by operating activities in the second quarter totaled $144 million. Of this amount, reductions in working capital provided $28 million, while $13 million was related to the previously announced sale of 29,000 acres of non-strategic timberlands in Montana. Cash provided by operating activities for the same period of 2002 was $102 million. Of the $102 million, $9 million was provided by seasonal reductions in working capital and $9 million was provided by other non-cash adjustments. Cash provided by operating activities in the first six months of 2003 totaled $190 million compared to $175 million for the same period of 2002. The Company ended the second quarter of 2003 with $243 million in cash and cash equivalents.

        “Earnings for second quarter were better than expected due to higher than anticipated real estate sales and improvement in the results from the Northern Resources segment due to the fourth quarter 2002 Wisconsin timberland acquisition. Other segments were flat to down as compared to last year due primarily to continued oversupplied lumber markets,” said Rick Holley, President and CEO.

        Review of Operations

        Operating profit in the Northern Resources segment was $15 million in the second quarter, up $4 million compared to the same period of 2002. Harvest volumes increased 15% over second quarter of 2002 due to timber sales from the recently acquired timberland in Wisconsin. Persistently low lumber prices have caused a number of Northwest lumber producers to take extended downtime over the past six months. As a result of this reduced demand, second quarter sawlog prices were 4% lower than those experienced in the second quarter of 2002. The weakening of the U.S. dollar over the past year has helped Northern pulpwood customers improve their competitive position in worldwide pulp and paper markets, leading to good pulpwood demand and improved prices which were up an average of 9% from the levels experienced in second quarter 2002.

        Operating profit in the Southern Resources segment was $55 million compared to $64 million for the same period of 2002. Continued wet weather in eastern portions of the U.S. South limited timber accessibility. As a result, the Southern harvest was 4% lower when compared to the same period last year. Steady pulpwood demand and restricted logging in wet areas led to pulpwood prices that were slightly higher than those experienced in the second quarter of 2002. Difficult market conditions for Southern softwood lumber producers have kept downward pressure on sawlog prices. Sawlog prices in the second quarter were 8% lower than those experienced a year ago.

        The Real Estate segment reported revenue of $57 million including $13 million related to the Montana timberland sale. The Montana sale had no impact on reported earnings. Second quarter 2002 revenue was $18 million. Second quarter sales were made to a mix of recreation and conservation buyers. Interest in the Company’s properties remains high from a diverse range of conservation interests, developers, and individuals.

        The Company’s Manufacturing segment reported a $4 million loss for the second quarter compared to a $1 million profit in the same period of 2002. Lumber prices in the second quarter 2003 were 14% lower than the same period last year as a result of oversupplied U.S. lumber markets. Medium density fiberboard (MDF) prices and sales volumes increased 11% and 6%, respectively, due to production improvements in the Company’s second MDF line when compared to the same period of 2002. Increased costs, most notably for resin, offset the revenue gains derived from higher MDF prices and production volumes. Prices and sales volumes for the Company’s plywood products were similar to those in the second quarter of 2002.

        Outlook

        For the third quarter, the Company expects prices for its timber products to approximate second quarter levels. Harvest volumes for both the Northern and Southern Resource segments will be higher due to normal seasonal factors.

        The Company expects Real Estate sales for the year, excluding strategic sales such as this quarter’s Montana transaction, to be between $90 and $110 million.

        Results from the Manufacturing Segment are expected to improve in the third quarter due to higher lumber prices and continued improvements in the MDF business. Lumber prices have shown recent improvements due to increased construction activity and a tighter lumber supply resulting from production curtailments. Plywood production and prices are expected to remain largely unchanged and that business is expected to remain profitable.

        Negotiations aimed at reaching an interim solution to the U.S./Canadian lumber dispute have recently resumed. Ultimately an agreement with Canada should have a positive effect on U.S. lumber and log markets. However, the extent and timing of any influence is not possible to determine at this time.

        The Company expects third quarter earnings to be between $0.23 and $0.28 per share as profits from seasonally higher timber harvests are offset by a lower level of real estate activity in the third quarter. The Company expects to report full year earnings between $1.00 and $1.15 per share including the impact of the $9 million asset impairment recorded in the first quarter.

        “As we look to the second half of the year, we expect improved earnings from our lumber and MDF businesses and continued strong demand for our real estate properties. Resolution of the lumber trade dispute with Canada could provide for additional improvement in lumber and sawlog prices. Plum Creek’s geographic and business diversity and focus on executing our key strategies will continue to position the Company well even in these uncertain economic times,” concluded Rick Holley, President and CEO.

        Earnings Conference Call and Supplemental Information

        Plum Creek will hold a conference call today, July 21, at 5:00 PM EDT (2:00 PM PDT). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

        Investors without internet access should dial 1-800-572-9852 at least 10 minutes prior to the start, referencing Plum Creek’s earnings. Those wishing to access the call from outside the United States/Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 1573821.

        Supplemental financial information for Plum Creek operations, including statistical data, is available in the investors information section of Plum Creek’s website at www.plumcreek.com.

        Plum Creek is one of the largest land and timber owners in the nation, with over 8 million acres of timberlands in major timber producing regions of the United States and ten wood product manufacturing facilities in the Northwest.

        Forward-looking Statements

        This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions proves to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Quarter Ended
	June 30, 2003	June 30, 2002
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$159	$154
Real Estate	57	18
Manufacturing	99	97
Other	3	2

Total Revenues	318	271

Costs and Expenses:
Cost of Goods Sold:
Timber	79	71
Real Estate	36	7
Manufacturing	99	94
Other	1	--

Total Cost of Goods Sold	215	172
Selling, General and Administrative	19	17

Total Costs and Expenses	234	189

Operating Income	84	82
Interest Expense, net	29	26

Income before Income Taxes	55	56
Benefit (Provision) for Income Taxes	3	(3)

Net Income	$58	$53

Net Income per Share - Basic	$0.32	$0.29

Net Income per Share - Diluted	$0.31	$0.29

Weighted average number of Shares outstanding - Basic	183.0	184.7

Weighted average number of Shares outstanding - Diluted	183.5	185.4

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Six Months Ended
	June 30, 2003	June 30, 2002
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$315	$311
Real Estate	80	41
Manufacturing	191	190
Other	5	4

Total Revenues	591	546

Costs and Expenses:
Cost of Goods Sold:
Timber	160	145
Real Estate	55	18
Manufacturing	195	183
Other	2	--

Total Cost of Goods Sold	412	346
Selling, General and Administrative	36	34

Total Costs and Expenses	448	380

Operating Income	143	166
Interest Expense, net	57	52

Income before Income Taxes	86	114
Benefit (Provision) for Income Taxes	5	(5)

Net Income	$91	$109

Net Income per Share - Basic	$0.50	$0.59

Net Income per Share - Diluted	$0.49	$0.59

Weighted average number of Shares outstanding - Basic	183.5	184.6

Weighted average number of Shares outstanding - Diluted	184.1	185.4

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	June 30, 2003	December 31, 2002
	(In Millions)
ASSETS
Current Assets:
Cash and Cash Equivalents	$243	$246
Restricted Advance from Customer	2	4
Accounts Receivable	46	33
Inventories	54	58
Investment in Grantor Trust	12	10
Deferred Tax Asset	12	11
Other Current Assets	14	16

	383	378
Timber and Timberlands - Net	3,557	3,599
Property, Plant and Equipment - Net	303	307
Other Assets	7	5

Total Assets	$4,250	$4,289

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$33	$33
Accounts Payable	28	25
Interest Payable	28	21
Wages Payable	15	23
Taxes Payable	13	11
Deferred Revenue	20	18
Liabilities Associated with Grantor Trust	12	10
Other Current Liabilities	16	14

	165	155
Long-Term Debt	1,440	1,170
Lines of Credit	433	669
Deferred Tax Liability	39	44
Other Liabilities	28	29

Total Liabilities	2,105	2,067

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Preferred Stock, $0.01 par value, authorized shares -
75.0, outstanding - none	--	--
Common Stock, $0.01 par value, authorized shares - 300.0,
issued (including Treasury Stock) - 185.0 at June 30, 2003 and
184.9 at December 31, 2002	2	2
Additional Paid-In Capital	2,161	2,197
Retained Earnings	25	23
Treasury Stock, at cost, Common shares - 2.0 at June 30, 2003	(43)	--

Total Stockholders' Equity	2,145	2,222

Total Liabilities and Stockholders' Equity	$4,250	$4,289

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Quarter Ended
	June 30, 2003	June 30, 2002
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$58	$53
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	26	24
Basis of Real Estate Sold	32	7
Deferred Income Taxes	(3)	4
Working Capital Changes	28	9
Other	3	5

Net Cash Provided By Operating Activities	144	102

Cash Flows From Investing Activities:
Property Additions (Excluding Tax-Deferred Exchanges)	(22)	(21)
Timberlands Acquired with Tax-Deferred Exchange
Proceeds, Net	(16)	(6)

Net Cash Used In Investing Activities	(38)	(27)

Cash Flows From Financing Activities:
Dividends	(64)	(105)
Borrowings of Long-term Debt and Lines of Credit	496	377
Repayments of Long-term Debt and Lines of Credit	(503)	(394)
Proceeds from Stock Option Exercises	--	2

Net Cash Used In Financing Activities	(71)	(120)

Increase (Decrease) In Cash and Cash Equivalents	35	(45)
Cash and Cash Equivalents:
Beginning of Period	208	285

End of Period	$243	$240

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Six Months Ended
	June 30, 2003	June 30, 2002
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$91	$109
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	51	50
Basis of Real Estate Sold (including Impairment Loss)	49	16
Deferred Income Taxes	(5)	4
Working Capital Changes	5	(6)
Other	(1)	2

Net Cash Provided By Operating Activities	190	175

Cash Flows From Investing Activities:
Property Additions (Excluding Tax-Deferred Exchanges)	(38)	(38)
Timberlands Acquired with Tax-Deferred Exchange
Proceeds, Net	(17)	(6)

Net Cash Used In Investing Activities	(55)	(44)

Cash Flows From Financing Activities:
Dividend	(129)	(105)
Borrowings of Long-term Debt and Lines of Credit	1,278	640
Repayments of Long-term Debt and Lines of Credit	(1,244)	(635)
Proceeds from Stock Option Exercises	--	16
Acquisition of Treasury Stock	(43)	--

Net Cash Used In Financing Activities	(138)	(84)

Increase (Decrease) In Cash and Cash Equivalents	(3)	47
Cash and Cash Equivalents:
Beginning of Period	246	193

End of Period	$243	$240